EXHIBIT 5(d)

Amendment to Agreement (s)

You (“Service Organization”) have entered into one or more agreements (“Agreement” or “Agreement(s)”) with BlackRock Distributors, Inc. (“BDI”) and/or BlackRock Advisors, LLC relating to sales of the BlackRock open-end mutual funds pursuant to which you may provide one or more of the following types of services under the terms of your Agreement(s): general shareholder liaison, distribution and sales support, distribution and marketing support, operational and/or recordkeeping services, networking services and/or sub-accounting services in return for certain payments.  The parties to the Agreement(s) hereby agree that effective as of October 1, 2008, each such Agreement is hereby amended to indicate that BlackRock Investments, Inc.  (“BII”) shall replace BDI as a contracting party, and each reference to BDI in the Agreement shall be replaced with a reference to BII.  Service Organization hereby consents to BII succeeding to all of BDI’s rights, obligations, interests and liabilities under the Agreements and to the substitution in all respects of BII for BDI as a party to the Agreements.

The parties to the Agreement(s) agree that, under the terms of the Prospectuses and 12b-1 Plans for the Funds underwritten by BII and consistent with BII’s course of dealing with your firm and pursuant to such Agreement(s), any Rule 12b-1 fees that BII may pay to your firm in connection with distribution and/or shareholder services and pursuant to the terms of your firm’s Agreement(s), if applicable, will only derive from Rule 12b-1 fees actually received by BII from the applicable Fund, and consistent with guidelines from the Financial Industry Regulatory Authority, Inc. and the Securities and Exchange Commission, any Rule 12b-1 and/or service fees are not payable by BII to your firm unless and until received by the applicable Fund.

This amendment confirms that once BII receives such service and/or 12b-1 fees from the applicable Fund, commissions or other payments will be paid to your firm in the same manner and time frame to which your firm is accustomed to receiving such fees (so long as such fees are included under the terms of your Agreement(s)).

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To the extent that provisions of the Agreement(s) and this Amendment are in conflict, the terms of this Amendment shall control.  Except to the extent amended by this Amendment, the Agreement(s) shall remain unchanged and in full force and effect, and are hereby ratified and confirmed in all respects as amended hereby.

Agreed and Accepted:

Firm Name: Merrill Lynch, Pierce, Fenner & Smith, Inc.		BlackRock Investments, Inc.

Signature:	/s/ Phil DeCamara	Signature:	/s/ Donald C. Burke

Name:	Phil L. DeCamara, III	Name:	Donald C. Burke

Title:	Director	Title:	Managing Director

Dated:	September 18, 2008	Dated:	9/26/2008

BlackRock Distributors, Inc.

Signature:	/s/ Bruno DiStefano

Name:	Bruno DiStefano

Title:	Vice President

Dated:	09/24/2008